Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Fourth Quarter and Full-Year 2025 Results

Outperformed End-Markets by 150 Basis Points in 2025 Driven by MirrorEye® Growth of 69%
Drove Improvements in Material Cost of 80 bps and Quality-Related Costs of $6.6 Million in 2025
Issues 2026 Midpoint EBITDA Guidance of $22.5 Million and 2027 EBITDA Target of $44 Million

2025 Fourth Quarter Results
•Sales of $205.2 million
•Net loss of $(76.9) million ((37.5)% of sales)
◦Includes the after-tax impairment of Control Devices assets of $(16.7) million and income tax expense related to the recording of valuation allowances of $(44.5) million, net
•Adjusted net loss of $(14.7) million ((7.2)% of sales)
•Adjusted EBITDA of $3.4 million (1.7% of sales)

2026 Full-Year Guidance
•Revenue guidance of $625 million - $650 million (midpoint of $638 million) represents growth of 4.2% vs. 2025 sales (excluding Control Devices) of $612 million
◦Guidance conservatively assumes flat end market growth based on current customer expectations (IHS third party production data expects 7.1% year-over-year growth based on our weighted-average OEM end markets)
◦Expecting continued market outperformance led by MirrorEye growth of at least 45%
•Adjusted EBITDA of $20 million to $25 million (adjusted EBITDA margin of 3.2% to 3.8%)
◦Contribution margin from incremental sales, continued performance improvements and structural cost reductions of $5 million expected to drive significant margin improvement.

2027 Financial Targets
•2027 revenue target of at least $715 million driven by improving market conditions and continued growth in MirrorEye
◦Incremental growth opportunities with our aftermarket, off-highway and Brazilian OEM businesses
•2027 EBITDA expected of at least $44 million based on contribution on incremental revenue
◦Continued material cost, quality-related cost and structural cost improvement could expand targeted 2027 EBITDA above contribution-based target.

NOVI, Mich. – March 11, 2026– Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter ended December 31, 2025.
The Company announced fourth quarter sales of $205.2 million. Gross profit was $33.2 million (16.2% of sales) and adjusted gross profit was $33.2 million (16.2% of sales). Operating loss was $(29.5) million ((14.4)% of sales) while adjusted operating loss was $(6.7) million ((3.3)% of sales). Operating loss was adjusted to account for the pre-tax impairment of Control Devices assets of $(21.6) million among other non-recurring expenses as outlined in Exhibit 2. Net loss was $(76.9) million and adjusted net loss was $(14.7) million. Net loss was adjusted to account for the previously discussed impairment as well as the recording of tax valuation allowances of $44.5 million net, among other non-recurring expenses as outlined in Exhibit 4. Loss per share (EPS) was $(2.76) and adjusted EPS was $(0.53). Adjusted EBITDA was $3.4 million (1.7% of sales).
The Company announced full-year sales of $861.3 million, gross profit of $171.2 million (19.9% of sales) and adjusted gross profit of $173.6 million (20.2% of sales). Operating loss was $(38.6) million ((4.5)% of sales) and adjusted operating loss was $(4.3) million ((0.5)% of sales). Operating loss was adjusted to account for the pre-tax impairment of Control Devices assets of $(21.6) million among other non-recurring expenses as outlined in Exhibit 2. Net loss was $(102.8) million and adjusted net loss was $(31.9) million. Net loss was primarily adjusted to account for the previously discussed asset impairment as well as the recording of tax valuation allowances of $44.5 million net, among other non-recurring expenses as outlined in Exhibit 4. Loss per share was $(3.70) and adjusted EPS was $(1.15). Adjusted EBITDA was $25.0 million (2.9% of sales).
The exhibits attached hereto provide reconciliation details on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “In 2025, our focused growth strategy, material and quality-related cost improvements, and structural cost control enabled us to navigate another year marked by challenging macroeconomic conditions. Driven by continued momentum with our MirrorEye programs, we outperformed our weighted average end markets by 150 basis points compared to the prior year. MirrorEye sales were $111 million in 2025, which represents 69% growth compared to the prior year, driven by the continued ramp-up of OEM programs in Europe, improved take rates, and two new program launches in North America. Our continued efforts to improve manufacturing performance resulted in an 80-basis point improvement in material costs and an overall reduction in quality-related costs of $6.6 million. We are proud of our ability to continuously outperform our end markets, even in a challenging vehicle production environment, while minimizing the impact on our bottom line. Finally, our focus on reducing inventory, which declined by $18.7 million this year, drove adjusted free cash flow of $19 million.”
Zizelman continued, “Earlier this year, we completed the sale of our Control Devices segment. As a result of this sale, we will now focus our resources on our highest growth, highest return businesses and reduce overall organizational complexity leading to a clear, focused strategy for the Company. Natalia Noblet, as the named president and chief executive officer effective April 1st, will continue the strategic vision of the Company, advancing the rigor and discipline we have built over the last several years to drive long-term sustainable performance.”
Natalia Noblet, incoming president and chief executive officer, commented, “As president and CEO, my priority will be to continue delivering superior customer value proposition through advanced technology solutions that solve critical challenges and help our customers achieve their long-term goals. Second, my team and I will be focused on excellence in execution to sharpen our strategy and drive financial performance. We will continue to embed rigor and discipline in all our processes to drive operational efficiency and continuous improvement. We are committed to organizational efficiencies to streamline costs to better align our structure with our global goals. Finally, when passion, processes, and priorities are aligned, a strong performance culture emerges —

one that consistently delivers long-term value. As the outcome, we expect to drive market outperformance, margin expansion and cash flow conversion to create value for shareholders, customers and employees.”
Noblet continued, “Our advanced product portfolio is directly aligned with industry trends including more automated and connected vehicle technologies, focused on advanced safety and vehicle efficiency. We have built a substantial and growing backlog of awarded programs, and we expect to continue this momentum in the coming years.”
Fourth Quarter in Review
Electronics fourth quarter sales of $133.2 million decreased by 10.8%, relative to the fourth quarter of 2024. This was primarily driven by lower commercial vehicle production volumes in Europe and North America, partially offset by incremental MirrorEye sales and favorable foreign exchange translation. Fourth quarter adjusted operating margin of 0.2% decreased by 330 basis points compared to the fourth quarter of 2024, primarily driven by lower contribution on lower sales and higher overhead costs, partially offset by lower D&D due to higher customer reimbursements.
Stoneridge Brazil fourth quarter sales of $16.6 million increased by $4.1 million, or 33.3%, relative to the fourth quarter of 2024. This increase was primarily driven by increased OEM and aftermarket sales. Fourth quarter operating income of $1.3 million increased by approximately $1.2 million compared to the fourth quarter of 2024 primarily due to increased sales and favorable foreign exchange impact on material purchases.
Control Devices fourth quarter sales of $64.4 million increased by 2.0%, relative to the fourth quarter of 2024. This increase was primarily due to higher passenger vehicle sales in North America and China. Fourth quarter adjusted operating margin of (2.3)% improved by 20 basis points compared to the fourth quarter of 2024, primarily driven by lower SG&A and engineering costs.
Full-Year in Review
Electronics full-year sales of $551.4 million decreased by (7.3)% relative to 2024. This decrease was primarily driven by lower customer production volumes in the North American and European commercial vehicle end markets, partially offset by incremental MirrorEye sales driven by the ramp up of a previously launched European OEM program and two additional OEM program launches in North America. Full-year adjusted operating margin of 3.3% decreased by 140 basis points compared to 2024, driven by lower contribution from lower sales and higher overhead costs offset by lower direct material, quality-related and engineering costs.
Stoneridge Brazil full-year sales of $65.1 million increased by 29.9% relative to 2024. This increase was primarily due to OEM sales that almost doubled compared to 2024. Full-year operating margin of 8.6% increased by approximately 660 basis points compared to 2024, primarily driven by increased contribution from incremental sales.
Control Devices full-year sales of $277.9 million decreased by (6.2)% relative to 2024. This decrease was primarily due to the production volume decline in the North American passenger vehicle end market as well as lower sales in the China automotive and off-highway end markets. Full-year adjusted operating margin of 1.6% decreased by 60 basis points compared to 2024, primarily due to lower contribution on lower sales as well as unfavorable mix offset by lower engineering costs.
Cash and Debt Balances
As of December 31, 2025, Stoneridge had cash and cash equivalents totaling $66.3 million and total debt of $180.9 million resulting in net debt of $114.7 million. For the twelve months ending December 31, 2025, the

Company generated $34.0 million in net cash provided by operating activities and $19.0 million in adjusted free cash flow.
The Company has entered into an amendment to its current credit facility to extend the maturity date to July 1, 2027 to allow ample time to refinance the existing credit facility and align the long-term capital structure with the structure of the Company after the sale of Control Devices. The Company expects to remain in compliance with all of the amended covenant ratios.
For credit facility compliance purposes, adjusted net debt was $137.7 million while adjusted EBITDA for the trailing twelve months was $39.8 million, resulting in an adjusted net debt to trailing twelve-month EBITDA compliance leverage ratio of 3.46x relative to a required leverage ratio of not greater than 3.75x as per the amended credit facility agreement.
2026 and Future Outlook
The Company is issuing its full-year 2026 sales guidance range of $625 million to $650 million, gross margin guidance of 21.5% to 22.0%, adjusted operating margin guidance of approximately break-even, and adjusted EBITDA guidance of $20 million to $25 million, or approximately 3.2% to 3.8% of sales.
Bob Hartman, chief accounting officer and incoming interim chief financial officer commented, “We are introducing our full-year 2026 guidance ranges, including midpoint revenue of $638 million, representing 4.2% year-over-year growth relative to the 2025 sales for the remaining company. Our revenue guidance assumes that OEM production volumes will remain broadly in line with 2025. That said, based on our weighted average end-markets, IHS is forecasting 7.1% growth in 2026. However, we believe continued geopolitical volatility warrants some level of conservatism. We expect continued strong growth in MirrorEye this year, driven by improved customer take rates and the continued ramp up of recently launched OEM programs, resulting in expected MirrorEye revenue of at least $160 million, or approximately 45% growth. As Natalia outlined previously, we will continue to drive material cost and quality-related improvements as well as reducing our structural costs, which we expect to result in expanded margins. As a result, we expect EBITDA of $20 million to $25 million in 2026.”
Noblet continued, “Finally, today we are providing both short-term and long-term revenue and EBITDA targets. Looking at 2027, our weighted-average end markets are expected to grow by 6.6% relative to 2026. In addition, we expect the continued ramp-up and increased customer take rates for our existing MirrorEye OEM programs to drive growth of at least $35 million incremental to 2026. Based on market expectations and MirrorEye-related growth, we are targeting at least $715 million of revenue in 2027. We have additional opportunities to outperform this target, including growth in our aftermarket, off-highway and Brazilian OEM businesses. Based on the contribution margin on expected revenue growth, we are targeting 2027 EBITDA of at least $44 million, or almost double our expected EBITDA in 2026. Incremental to that contribution-based target would be our continued focus on improving material costs, quality-related costs and structural cost reductions to align with our current company structure.”
Noblet concluded, “Similarly, we have updated our long-term targets to reflect continued strong growth expectations in our key product categories resulting in a 2030 revenue target of $850 million to $1 billion, implying revenue growth of 2x to 3x our weighted-average end market growth. This results in our expected 2030 EBITDA target of $80 million to $120 million, implying an EBITDA margin range of approximately 9.5% to 12.0%. We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our impressive portfolio of advanced technologies. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2025 fourth quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, March 12, 2026, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this press release and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) strategic focus following the sale of the Control Devices segment, (iii) acquisition strategy, (iv) investments and new product development, (v) growth opportunities related to awarded business, and (vi) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “could,” “would,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•tariffs specifically in countries where we have significant direct or indirect manufacturing or supply chain exposure and our ability to either mitigate the impact of tariffs or pass any incremental costs to our customers;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss, financial distress or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in commercial, automotive, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;

•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving credit facility;
•capital availability or costs, including changes in interest rates;
•refinancing risk and access to capital markets and liquidity;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions;
•as a result of the sale of the Company's Control Devices business in January 2026, the Company will operate as a two-segment business; the 2025 financial statements are not representative of the Company's future operating profile; and
•the items described in Part I, Item 1A (“Risk Factors”) in the Company’s most recent Form 10-K.
The forward-looking statements contained herein represent our estimates only as of the date of this filing and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, except as required by law, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2025 and 2024 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably estimate.
In evaluating its business, the Company considers and uses free cash flow and net debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that sales excluding Control Devices, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA excluding Control Devices, adjusted debt, net debt, adjusted net debt, adjusted cash, free cash flow, and adjusted free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Sales excluding Control Devices, adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA excluding Control Devices, adjusted debt, net debt, adjusted net debt, adjusted cash, free cash flow, and adjusted free cash flow should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), income (loss) before tax, income tax expense (benefit), net income (loss), EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$66,252	$71,832
Accounts receivable, less reserves of $383 and $1,060, respectively	131,430	137,766
Inventories, net	132,673	151,337
Prepaid expenses and other current assets	31,514	26,579
Total current assets	361,869	387,514
Long-term assets:
Property, plant and equipment, net	78,922	97,667
Intangible assets, net	37,973	39,677
Goodwill	37,590	33,085
Operating lease right-of-use asset	12,513	10,050
Investments and other long-term assets, net	22,321	53,563
Total long-term assets	189,319	234,042
Total assets	$551,188	$621,556

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$82,235	$83,478
Accrued expenses and other current liabilities	75,321	66,494
Total current liabilities	157,556	149,972
Long-term liabilities:
Revolving credit facility	180,942	201,577
Deferred income taxes	9,972	5,321
Operating lease long-term liability	9,014	6,484
Other long-term liabilities	13,925	12,942
Total long-term liabilities	213,853	226,324
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 28,018 and 27,695 shares outstanding at December 31, 2025 and December 31, 2024, respectively, with no stated value	—	—
Additional paid-in capital	219,186	225,712
Common Shares held in treasury, 948 and 1,271 shares at December 31, 2025 and December 31, 2024, respectively, at cost	(27,457)	(38,424)
Retained earnings	77,150	179,985
Accumulated other comprehensive loss	(89,100)	(122,013)
Total shareholders' equity	179,779	245,260
Total liabilities and shareholders' equity	$551,188	$621,556

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, (in thousands, except per share data)	2025	2024	2023

Net sales	$861,263	$908,295	$975,818
Costs and expenses:
Cost of goods sold	690,109	719,042	774,512
Selling, general and administrative	125,605	117,460	117,395
Impairment of Control Devices assets	21,628	—	—
Design and development	62,527	72,174	71,075
Operating (loss) income	(38,606)	(381)	12,836
Interest expense, net	13,578	14,447	13,000
Equity in (earnings) loss of investee	(340)	1,292	522
Other expense (income), net	3,608	(2,523)	1,236
Loss before income taxes	(55,452)	(13,597)	(1,922)
Provision for income taxes	47,383	2,927	3,261
Net loss	$(102,835)	$(16,524)	$(5,183)

Loss per share:
Basic	$(3.70)	$(0.60)	$(0.19)
Diluted	$(3.70)	$(0.60)	$(0.19)

Weighted-average shares outstanding:
Basic	27,797	27,596	27,443
Diluted	27,797	27,596	27,443

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, (in thousands)	2025	2024	2023

OPERATING ACTIVITIES:
Net loss	$(102,835)	$(16,524)	$(5,183)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	23,731	26,140	26,749
Amortization, including accretion and write-off of deferred financing costs	9,955	8,852	8,132
Deferred income taxes	37,079	(5,742)	(4,038)
Impairment of Control Devices assets	21,628	—	—
(Gain) loss of equity method investee	(340)	1,292	522
Loss (gain) on sale of fixed assets	146	257	(860)
Share-based compensation expense	4,801	4,094	3,322
Excess tax deficiency related to share-based compensation expense	475	248	230
Changes in operating assets and liabilities:
Accounts receivable, net	17,341	20,170	(5,854)
Inventories, net	30,765	26,904	(31,563)
Prepaid expenses and other assets	(7,489)	877	16,625
Accounts payable	(8,780)	(24,624)	1,090
Accrued expenses and other liabilities	7,545	5,804	(4,226)
Net cash provided by operating activities	34,022	47,748	4,946

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(21,850)	(24,303)	(38,498)
Proceeds from sale of fixed assets	399	385	1,869
Investment in venture capital fund, net	(372)	(550)	(350)
Net cash used for investing activities	(21,823)	(24,468)	(36,979)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	49,000	135,500	117,369
Revolving credit facility payments	(73,191)	(121,500)	(96,568)
Proceeds from issuance of debt	19,888	31,661	35,757
Repayments of debt	(19,882)	(33,745)	(35,102)
Other financing costs	(777)	—	(2,251)
Repurchase of Common Shares to satisfy employee tax withholding	(340)	(795)	(1,720)
Net cash (used for) provided by financing activities	(25,302)	11,121	17,485

Effect of exchange rate changes on cash and cash equivalents	7,523	(3,410)	591
Net change in cash and cash equivalents	(5,580)	30,991	(13,957)
Cash and cash equivalents at beginning of period	71,832	40,841	54,798

Cash and cash equivalents at end of period	$66,252	$71,832	$40,841

Supplemental disclosure of cash flow information:
Cash paid for interest	$14,166	$15,458	$13,007
Cash paid for income taxes, net	$10,337	$9,255	$10,302

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q4 2024	2024	Q4 2025	2025
Gross Profit	$42.7	$189.3	$33.2	$171.2

Add: Pre-Tax Business Realignment Costs	0.4	0.5	0.1	2.4
Adjusted Gross Profit	$43.1	$189.8	$33.2	$173.6

Exhibit 2 - Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q4 2024	2024	Q4 2025	2025
Operating Income (Loss)	$(4.4)	$(0.4)	$(29.5)	$(38.6)

Add: Pre-Tax Business Realignment Costs	0.4	2.6	(0.1)	6.4
Add: Pre-Tax Environmental Remediation Costs	—	0.2	—	—
Add: Pre-Tax Strategic Review Costs	—	—	1.3	6.0
Add: Pre-Tax Share-Based Compensation Accelerated Vesting	—	—	—	0.3
Add: Pre-Tax Impairment of Control Devices Assets	—	—	21.6	21.6
Adjusted Operating Income (Loss)	$(4.0)	$2.4	$(6.7)	$(4.3)

Exhibit 3 – Reconciliation of Adjusted Tax Rate

Reconciliation of Q4 2025 Adjusted Tax Rate
(USD in millions)	Q4 2025	Tax Rate
Loss Before Tax	$(31.0)

Add: Pre-Tax Business Realignment Costs	(0.1)
Add: Pre-Tax Strategic Review Costs	1.3
Add: Pre-Tax Deferred Financing Fee Write Off	0.2
Add: Pre-Tax Impairment of Control Devices Assets	21.6
Adjusted Loss Before Tax	$(8.0)

Income Tax Expense	$45.9	nm

Add: Tax Impact from Pre-Tax Adjustments	5.3
Add: After-Tax Impact of Valuation Allowances, net	(44.5)
Adjusted Income Tax Expense on Adjusted Loss Before Tax	$6.7	(83.3)%

Reconciliation of YTD 2025 Adjusted Tax Rate
(USD in millions)	2025	Tax Rate
Loss Before Tax	$(55.5)

Add: Pre-Tax Business Realignment Costs	6.4
Add: Pre-Tax Deferred Financing Fee Write Off	0.2
Add: Pre-Tax Impairment of Control Devices Assets	21.6
Add: Pre-Tax Strategic Review Costs	6.0
Add: Pre-Tax Share-Based Compensation Accelerated Vesting	0.3
Adjusted Loss Before Tax	$(20.9)

Income Tax Expense	47.4	(85.4)%

Add: Tax Impact from Pre-Tax Adjustments	8.1
Add: After-Tax Impact of Valuation Allowances, net	(44.5)
Adjusted Income Tax Expense	$11.0	(52.7)%

Exhibit 4 - Reconciliation of Adjusted Net Loss and EPS

Reconciliation of Q4 2025 Adjusted Net Income and EPS
(USD in millions, except EPS)	Q4 2025	Q4 2025 EPS
Net Loss	$(76.9)	$(2.76)

Add: After-Tax Business Realignment Costs	(0.1)	—
Add: After-Tax Deferred Financing Fee Write Off	0.1	0.01
Add: After-Tax Strategic Review Costs	1.0	0.04
Add: After-Tax Impairment of Control Devices Assets	16.7	0.60
Add: After-Tax Impact of Valuation Allowances, net	44.5	1.60
Adjusted Net Loss	$(14.7)	$(0.53)

Reconciliation of Full-Year 2025 Adjusted Net Income and EPS
(USD in millions, except EPS)	2025	2025 EPS
Net Loss	$(102.8)	$(3.70)

Add: After-Tax Business Realignment Costs	4.8	0.17
Add: After-Tax Deferred Financing Fee Write Off	0.1	0.01
Add: After-Tax Share-Based Compensation Accelerated Vesting	0.2	0.01
Add: After-Tax Impact of Valuation Allowances, net	44.5	1.60
Add: After-Tax Impairment of Control Devices Assets	16.7	0.60
Add: After-Tax Strategic Review Costs	4.6	0.17
Adjusted Net Loss	$(31.9)	$(1.15)

Exhibit 5 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q4 2024	2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	2025
Loss Before Tax	$(6.2)	$(13.6)	$(5.6)	$(9.1)	$(9.7)	$(31.0)	$(55.5)

Interest expense, net	3.4	14.4	3.2	3.1	3.8	3.5	13.6
Depreciation and amortization	8.3	34.3	7.3	7.6	9.5	8.1	32.5
EBITDA	$5.5	$35.1	$4.8	$1.6	$3.6	$(19.4)	$(9.4)

Add: Pre-Tax Business Realignment Costs	0.4	2.6	2.8	1.7	2.1	(0.1)	6.4
Add: Pre-Tax Environmental Remediation Costs	—	0.2	—	—	—	—	—
Add: Pre-Tax Strategic Review Costs	—	—	—	1.0	3.7	1.3	6.0
Add: Pre-Tax Share-Based Compensation Accelerated Vesting	—	—	—	0.3	—	—	0.3
Add: Pre-Tax Impairment of Control Devices Assets	—	—	—	—	—	21.6	21.6
Adjusted EBITDA	$6.0	$37.9	$7.6	$4.6	$9.3	$3.4	$25.0

Exhibit 6 – Reconciliation of Segment Adjusted Operating Income (Loss)

Reconciliation of Control Devices Adjusted Operating Income (Loss)

(USD in millions)	Q4 2024	2024	Q4 2025	2025
Control Devices Operating Income (Loss)	$(1.8)	$6.2	$(22.9)	$(17.9)

Add: Pre-Tax Environmental Remediation Costs	—	0.2	—	—
Add: Pre-Tax Business Realignment Costs	0.2	0.2	(0.2)	0.7
Add: Pre-Tax Impairment of Control Devices Assets	—	—	21.6	21.6
Control Devices Adjusted Operating Income (Loss)	$(1.6)	$6.6	$(1.5)	$4.4
Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q4 2024	2024	Q4 2025	2025
Electronics Operating Income	$5.1	$25.6	$0.2	$14.3

Add: Pre-Tax Business Realignment Costs	0.2	2.3	0.1	3.8
Electronics Adjusted Operating Income	$5.3	$27.9	$0.3	$18.1

Exhibit 7 – Reconciliation of Sales Excluding Control Devices

(USD in millions)	YTD 2025
Sales	$861.3

Less: Control Devices Sales	(274.5)
Add: Inter-segment Sales to Control Devices	24.7
Sales Excluding Control Devices	$611.5

Exhibit 8 – Reconciliation of Adjusted EBITDA Excluding Control Devices

(USD in millions)	YTD 2025
Adjusted EBITDA	$25.0

Less: Control Devices Adjusted EBITDA	(10.8)
Adjusted EBITDA Excluding Control Devices	$14.2

Exhibit 9 – Reconciliation of Adjusted Free Cash Flow

(USD in millions)	Q4 2024	YTD 2024	Q4 2025	YTD 2025
Net Cash Provided by Operating Activities	$19.2	$47.7	$8.8	$34.0

Capital Expenditures, including Intangibles	(5.3)	(24.3)	(6.2)	(21.9)
Proceeds from Sale of Fixed Assets	0.1	0.4	0.1	0.4
Free Cash Flow	$14.1	$23.8	$2.7	$12.6

Business Realignment Related Payments	$0.4	$2.6	$0.1	$5.7
Strategic Review Cost Related Payments	0.0	0.0	0.0	0.7
Adjusted Free Cash Flow	$14.5	$26.4	$2.8	$19.0

Exhibit 10 – Reconciliation of Net Debt

(USD in millions)	December 31, 2024	December 31, 2025
Total Debt	$201.6	$180.9

Cash and Cash Equivalents	$71.8	$66.3
Net debt	$129.7	$114.7

Exhibit 11 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Loss Before Tax	(5.6)	(9.1)	(9.7)	(31.0)
Interest Expense, net	3.2	3.1	3.8	3.5
Depreciation and Amortization	7.3	7.6	9.5	8.1
EBITDA	$4.8	$1.6	$3.6	$(19.4)

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	—	0.1	0.1	21.7
Add: Adjustments from Foreign Currency Impact	(0.4)	3.4	2.4	(1.9)
Add: Extraordinary, Non-recurring or Unusual Items	0.1	—	0.8	1.2
Add: Cash Restructuring Charges	2.8	1.7	2.1	(0.6)
Add: Charges for Transactions, Amendments, and Refinances	0.3	1.4	3.7	1.5
Add: Adjustment to Autotech Fund II Investment	(0.3)	(0.1)	0.2	(0.2)
Add: Share Based Compensation	1.1	1.4	1.1	1.1
Add: Accrual-based Expenses	2.2	0.5	1.5	1.6
Less: Cash Payments for Accrual-based Expenses	(1.3)	—	(0.1)	—
Adjusted EBITDA (Compliance)	$9.4	$10.0	$15.4	$5.1

Adjusted TTM EBITDA (Compliance)	$44.2	$37.3	$43.9	$39.8

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Total Cash and Cash Equivalents	$79.1	$49.8	$54.0	$66.3
Less: 35% of Cash in Foreign Locations	(23.3)	(13.4)	(16.4)	20.9
Total Adjusted Cash (Compliance)	$55.8	$36.4	$37.6	$45.3

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Total Debt	$203.2	$164.4	$171.1	$180.9
Outstanding Letters of Credit	1.6	1.5	1.5	2.1
Total Adjusted Debt (Compliance)	$204.8	$165.9	$172.6	$183.0

Adjusted Net Debt (Compliance)	$149.0	$129.5	$135.0	$137.7
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.37x	3.47x	3.08x	3.46x
Compliance Leverage Ratio Maximum Requirement	6.00x	5.50x	4.50x	3.75x